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                                                                   EXHIBIT 10.39

                                INGRAM MICRO INC.
               SUMMARY OF ANNUAL EXECUTIVE INCENTIVE AWARD PROGRAM


     Ingram Micro's annual executive incentive award program provides for performance-based bonuses for executives as well as management-level associates and is based on Ingram Micro's performance relative to financial goals.

     Each executive role has an incentive target that is established as a percent of base salary. For executive officers, this percentage ranges from 45% up to 100%. If a threshold level of profit performance is not met, the incentive award would be zero. The maximum award for executive officers is two times the target award.

     The Human Resources Committee of the Board of Directors has the ability to make discretionary adjustments to awards under the annual incentive plan, but expects to exercise this discretion only under exceptional circumstances.